EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-137650, 333-129946, 333-116966, 333-66454, 333-11171, 033-76646) of Measurement Specialties, Inc. of our report dated March 10, 2008 relating to the consolidated balance sheet of Intersema Microsystems SA as of December 31, 2006 and the related consolidated statements of profit and loss, of changes in shareholders’ equity and of cash flows for the year then ended, which appears in the Current Report on Form 8-K of Measurement Specialties, Inc. dated March 12, 2008.

/s/ PRICEWATERHOUSECOOPERS

Geneva, Switzerland
March 13, 2008